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Exhibit 99.4

LIBERTY MEDIA CORPORATION

FORM OF NOTICE TO RIGHTS HOLDERS WHO ARE RECORD HOLDERS

Up to 15,739,536 Shares of Series C Liberty Braves Common Stock
Issuable Upon Exercise of Transferable Rights

        Enclosed for your consideration is a prospectus, dated May 18, 2016 (the "Prospectus"), relating to the offering (the "Rights Offering") by Liberty Media Corporation (the "Company") of transferable rights (the "Series C Liberty Braves Rights") to subscribe for shares of the Company's Series C Liberty Braves common stock, par value $0.01 per share ("Series C Liberty Braves Common Stock"), by holders of record of the Company's Series A Liberty Braves common stock, par value $0.01 per share ("Series A Liberty Braves Common Stock"), Series B Liberty Braves common stock, par value $0.01 per share ("Series B Liberty Braves Common Stock"), and Series C Liberty Braves Common Stock ("Record Date Stockholders") as of 5:00 p.m., New York City time, on May 16, 2016 (the "Rights Distribution Record Date").

        Pursuant to the Rights Offering, the Company is issuing Series C Liberty Braves Rights to subscribe for up to 15,739,536 shares of its Series C Liberty Braves Common Stock, on the terms and subject to the conditions described in the Prospectus. The Series C Liberty Braves Rights may be exercised at any time during the subscription period, which commences on May 19, 2016. The Rights Offering will expire at 5:00 p.m., New York City time, on June 16, 2016, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The Series C Liberty Braves Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol "BATRR" until the Expiration Date.

        As described in the Prospectus, Record Date Stockholders received 0.47 of a Series C Liberty Braves Right for each share of the Company's Series A Liberty Braves Common Stock, Series B Liberty Braves Common Stock or Series C Liberty Braves Common Stock held by such holder as of the Rights Distribution Record Date. Each whole Series C Liberty Braves Right entitles a holder (the "Rights Holder") to purchase one new share of Series C Liberty Braves Common Stock, which is referred to as the "Basic Subscription." The subscription price per share is $12.80 (the "Subscription Price"), which is equal to an approximate 20% discount to the trading day volume weighted average trading price of the Series C Liberty Braves Common Stock beginning on April 18, 2016, which was the first day on which the Series C Liberty Braves Common Stock began trading in the "regular way" on the Nasdaq Global Select Market following the Reclassification and Exchange (as such term is defined in the Prospectus), and ending on May 11, 2016.

        If any shares of Series C Liberty Braves Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the "Remaining Shares"), a Rights Holder that has exercised fully its Series C Liberty Braves Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the "Oversubscription Privilege."

        The Series C Liberty Braves Rights will be evidenced by subscription certificates (the "Rights Certificates").

        Enclosed are copies of the following documents:

  1.
  Prospectus, dated May 18, 2016; and

  2.
  Rights Certificate.

        Your prompt attention is requested. To exercise Series C Liberty Braves Rights, you should complete and sign the Rights Certificate and forward it, with payment of the Subscription Price in full for each share of Series C Liberty Braves Common Stock subscribed for pursuant to the Basic Subscription and the Oversubscription Privilege to Computershare Trust Company, N.A. (the "Subscription Agent"), as indicated on the Rights Certificate. The Subscription Agent must receive the properly completed and duly executed Rights Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.

        You will have no right to rescind your subscription after receipt of your payment of the Subscription Price, except as described in the Prospectus. Series C Liberty Braves Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO D.F. KING & CO., INC., THE INFORMATION AGENT, TOLL- FREE AT THE FOLLOWING TELEPHONE NUMBER: 1-866-342-2171.

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  Exhibit 99.4
LIBERTY MEDIA CORPORATION FORM OF NOTICE TO RIGHTS HOLDERS WHO ARE RECORD HOLDERS Up to 15,739,536 Shares of Series C Liberty Braves Common Stock Issuable Upon Exercise of Transferable Rights